Free Writing Prospectus pursuant to Rule 433 dated August 28, 2026

Registration Statement No. 333-284538

Leveraged Buffered Index-Linked Notes

OVERVIEW

This document relates to two separate offerings. Each note is linked to the performance of one underlier (either the S&P 500® Index or the Russell 2000® Index). Each note has its own terms (set forth in the table below), which will be set on the trade date.

The notes do not bear interest. The amount that you will be paid on your notes on the applicable stated maturity date is based on the performance of the applicable underlier as measured from the trade date to and including the applicable determination date.

If the final underlier level of the applicable underlier (the closing level of such underlier on the determination date) is greater than its initial underlier level (set on the trade date and will be an intra-day level or the closing level of such index on the trade date), the return on your notes will be positive and will equal the applicable participation rate times the underlier return of the applicable underlier (the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage), subject to the applicable maximum settlement amount. If the final underlier level of the applicable underlier is greater than its initial underlier level, you will not receive more than the maximum settlement amount, regardless of how much the final underlier level of the applicable underlier increases as compared to its initial underlier level.

If the final underlier level of the applicable underlier is equal to or less than its initial underlier level but greater than or equal to its applicable buffer level, you will receive the face amount of your notes. If the final underlier level of the applicable underlier is less than its applicable buffer level, the return on your notes will be negative and will equal the underlier return of the applicable underlier plus the applicable buffer amount. You could lose a significant portion of the face amount of your notes.

At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•
if the final underlier level of the applicable underlier is greater than its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable participation rate times (c) the underlier return of the applicable underlier, subject to the applicable maximum settlement amount;
•
if the final underlier level of the applicable underlier is equal to or less than its initial underlier level, but greater than or equal to its applicable buffer level, $1,000; or
•
if the final underlier level of the applicable underlier is less than its applicable buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return of the applicable underlier plus the applicable buffer amount times (b) $1,000.

You should read the accompanying preliminary pricing supplement dated August 27, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The key terms specific to each tranche of notes are set forth on the following page(s). Please carefully review the key terms relating to the particular tranche(s) of notes that you are purchasing. Each tranche of notes has its own underlier and terms.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

Key Terms For Notes Linked to the S&P 500® Index
CUSIP / ISIN:	40058LKP4 / US40058LKP49
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Cap level:	at least 112% of the initial underlier level
Maximum settlement amount:	at least $1,240
Participation rate:	200%
Buffer level:	90% of the initial underlier level
Buffer amount:	10%
Trade date:	expected to be September 25, 2026
Settlement date:	expected to be September 30, 2026
Determination date:	expected to be March 26, 2029
Stated maturity date:	expected to be March 29, 2029
Estimated value range:	$925 to $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level
200
175
150
125
100
75
50
25
0
0
50
100
150
200
124%
100%
90%
100%
112%

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity* (as a % of Face Amount)
200.000%	124.000%
175.000%	124.000%
150.000%	124.000%
125.000%	124.000%
112.000%	124.000%
107.000%	114.000%
105.000%	110.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

* assumes a cap level of 112% of the initial underlier level

Key Terms For Notes Linked to the Russell 2000® Index
CUSIP / ISIN:	40058LKR0 / US40058LKR05
Underlier:	the Russell 2000® Index (current Bloomberg symbol: “RTY Index”)
Cap level:	at least approximately 119.773% of the initial underlier level
Maximum settlement amount:	at least $1,217.5
Participation rate:	110%
Buffer level:	90% of the initial underlier level
Buffer amount:	10%
Trade date:	expected to be September 25, 2026
Settlement date:	expected to be September 30, 2026
Determination date:	expected to be March 27, 2028
Stated maturity date:	expected to be March 30, 2028
Estimated value range:	$925 to $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level
121.75%
100%
119.773%
100%
90%
0
25
50
75
100
125
150
175
200
0
50
100
150
200

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity** (as a % of Face Amount)
200.000%	121.750%
175.000%	121.750%
150.000%	121.750%
125.000%	121.750%
119.773%	121.750%
110.000%	111.000%
105.000%	105.500%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

** assumes a cap level of approximately 119.773% of the initial underlier level

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement, and any other documents relating to these offerings that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 49, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated August 27, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 49 dated June 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document relates to two separate offerings of notes. Each note is linked to one, and only one, underlier. You may participate in any of the two offerings or, at your election, in both of the offerings. This document does not, however, allow you to purchase a note linked to a basket of some or all of the underliers.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 49, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745 and “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 49, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Relating to Each Note

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪
You May Lose a Substantial Portion of Your Investment in the Notes
▪
Your Notes Do Not Bear Interest
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Other Investors in the Notes May Not Have the Same Interests as You

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.

▪ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties	Risks Related to Tax ▪ Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 49:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the applicable underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” and “The Underliers ─ Russell 2000® Index” on pages S-130 and S-92 of the accompanying underlier supplement no. 49, respectively.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in any notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the applicable underlier, the terms of the notes and certain risks.